Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE	Contact: Michael Hagedorn, SEVP
Chief Financial Officer
973-872-4885

Valley National Bancorp Receives Final Regulatory Approvals and Announces the

Anticipated Closing Date of the Acquisition of Bank Leumi USA

NEW YORK, Monday, March 7, 2022 — Valley National Bancorp (NASDAQ:VLY) (“Valley”) announced today that is it has received all regulatory approvals in connection with the previously announced acquisition of Bank Leumi Le-Israel Corporation, the US subsidiary of Bank Leumi Le-Israel B.M., and parent company of Bank Leumi USA.

Valley had previously announced receipt of regulatory approval from the Federal Reserve Bank of New York and the Office of the Comptroller of the Currency. Additional regulatory approvals, including by the New York State Department of Financial Services and the Bank of Israel, were recently received. Valley’s shareholders approved the issuance of Valley stock in connection with the merger on January 13, 2022.

Valley anticipates that the closing of the merger will occur on April 1, 2022, subject to customary closing conditions.

About Valley

As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $43 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations across New Jersey, New York, Florida and Alabama, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Care Center at 800-522-4100.

About Bank Leumi USA

Bank Leumi Le-Israel Corporation is the U.S.-based holding company for Bank Leumi USA, a New York state chartered bank offering a full range of commercial loan and deposit products. Leumi has over 60 years of experience in the U.S. commercial banking industry and currently operates commercial offices in New York City, Chicago, Los Angeles, Palo Alto, and Aventura (FL). To learn more about Leumi, go to www.leumiusa.com.

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